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                                  EXHIBIT 23.2


                         CONSENT OF SCOTT BANKHEAD & CO.


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June 27, 1997

Board of Directors
Downey Financial Corp.
3501 Jamboree Road
Newport Beach, CA 92660



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Downey Financial Corp. pertaining to the Downey Savings and Loan Association, F.A. Employees' Retirement and Savings Plan of our report dated September 20, 1996 with respect to the financial statements of the Downey Savings and Loan Association, F.A. Employees' Retirement and Savings Plan for years ended December 31, 1995 and 1994 which report appears in the 1995 Annual Report on Form 11-K of Downey Savings and Loan Association, F.A. Employees' Retirement and Savings Plan.

Very truly yours,



/s/ Scott, Bankhead & Co.